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                                                                   Exhibit 13(b)

                            ORGANIZATIONAL EXPENSE
                            REIMBURSEMENT AGREEMENT

     This Agreement, made this 31st day of July, 1992, by and between Loomis Sayles Funds, a Massachusetts business trust (the "Trust") and Loomis, Sayles & Company, Incorporated (the "Adviser").

     WITNESSETH:

     WHEREAS, the Trust is registered as an open-end diversified management investment company under the Investment Company Act of 1940 and was and is in the process of organizing the Loomis Sayles Short-Term Bond Fund series (the "New Series");

     WHEREAS, there have been and will be certain organizational expenses incurred as part of such organization, which are properly expenses of the Trust, that have been and will in the future be paid by the Adviser by reason of the fact that the Trust was not or will not be capitalized when such expenses otherwise became or become due and payable;

     WHEREAS, such organizational expenses include expenses necessary to organize and establish the New Series, including, without limitation, such expenses as outside legal counsel's fees, Securities and Exchange Commission filing and registration fees, independent public accountant fees and state blue sky filing and registration fees (such expenses being hereinafter referred to as "Organization Expenses"):

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

     1. Upon the issuance and sale of shares of beneficial interest of the New Series to the public, the Trust shall reimburse and pay to the Adviser up to $_______ of the amounts expended by the Adviser for Organization Expenses for the New Series.

     2. Such reimbursement shall be paid by the Trust to the Adviser upon demand, without interest, and in no event later than five years from the commencement of operations of the New Series. Upon demand for payment, the Adviser shall present copies of invoices or receipts, and copies of cancelled checks or other evidence of payment by the Adviser of the Organization Expenses for which it is demanding reimbursement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                                 LOOMIS SAYLES FUNDS
                                                 on behalf of its
                                                 Short-Term Bond Fund series



                                                  /s/ Charles J. Finlayson
                                                 ------------------------------
                                                 Charles J. Finlayson
                                                 President



                                                 LOOMIS, SAYLES & COMPANY,
                                                 INCORPORATED


                                                  /s/ Charles J. Finlayson
                                                 ------------------------------
                                                 Charles J. Finlayson
                                                 Vice President

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